                                                                    Exhibit 23.1






                         Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sturm, Ruger & Company, Inc. of our report dated February 9, 2001, included in the 2000 Annual Report to Stockholders of Sturm, Ruger & Company, Inc.

Our audits also included the financial statement schedule of Sturm, Ruger & Company, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-84677) pertaining to the Sturm, Ruger & Company, Inc. 1998 Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-53234) pertaining to the 2001 Stock Option Plan for Non-Employee Directors of our report dated February 9, 2001, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Sturm, Ruger & Company, Inc.

                                                   ERNST & YOUNG LLP

Stamford, Connecticut
March 23, 2001